MIRE Petroleum Consultants

*Senior Engineering Consultant*



# Kurt Mire, P.E.

*Reservoir Engineer/Project Manager*

## Summary

Mr. Mire is a senior reservoir and production engineer with thirty-five (35) years of experience in E&P. This experience has been gained at major and independent oil companies and by projects done for Tier I consulting firms Ryder Scott Company and Netherland, Sewell & Associates. Domestic experience includes Louisiana, Texas, Gulf of Mexico, Mid-Continent, and Rocky Mountains. International experience includes Mexico, South America, Iraq and Trinidad. He has proven skills in reservoir and production engineering, operations, reserves estimation, Monte Carlo simulation, nodal analysis, field studies, project management and property evaluations.

## Experience – 35 years

| | |
|---|---|
| Mire Petroleum Consultants, Houston | 2020 – 2025 |
| Mire & Associates, Inc., Houston | 2004 – 2020 |
| BP America, Houston | 2001 – 2003 |
| Independent Consultant, Lafayette, LA | 1999 – 2001 |
| Subsurface Consultants, Lafayette, LA | 1993 – 1998 |
| Black Gold Production Co., Hammond, LA | 1991 – 1993 |
| Independent Consultant, Morgan City, LA | 1988 – 1991 |
| Texaco, Inc., Morgan City, LA | 1983 – 1987 |

## Education

**B.S., Petroleum Engineering**
University of Louisiana at Lafayette, 1982

Texas Professional Engineer #115886